The Morgan Group, Inc. Announces
New Bank Credit Facility

BALTIMORE--(BUSINESS WIRE)--Feb. 3, 1999--The Morgan Group, Inc. (AMEX:MG - news) announced today that it has obtained $20 million of bank financing from BankBoston, N.A. This Agreement consists of a multi-year revolving credit facility available for direct borrowings and stand-by letters of credit.

This facility will be used to replace the existing outstanding letters of credit and provides for working capital needs and business growth.

Charles C. Baum, Chairman and CEO stated, "We are pleased to have established this relationship with BankBoston -- a premier lending institution with special expertise in our industry. This new bank facility provides The Morgan Group, Inc. with significant flexibility to pursue growth opportunities and to buy back additional common stock."

The Morgan Group, Inc. is the nation's leader in providing services to the manufactured housing industry and arranges as well for the movement of commercial vehicles, office trailers, and a variety of other vehicles and freight. The Company has a national network of approximately 1,530 independent owner-operators and 1,420 other drivers dispatched from 105 offices in 33 states. The Company also provides insurance and financial services through its wholly-owned subsidiaries, Interstate Indemnity and Morgan Finance, Inc.

Contact:

     The Morgan Group, Inc.
     Charles C. Baum, Chairman and CEO
     410/566-9200 Fax: 410/947-0612